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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): December 12, 1997




                              FINE HOST CORPORATION
             (Exact name of registrant as specified in its charter)



           Delaware                    000-28590               06-1156070
 (State of other jurisdiction       (Commission File          (IRS Employer
      of incorporation)                  Number)            Identification No.)



    3 Greenwich Office Park, Greenwich, CT                 06831
    (Address of principal executive offices)             Zip Code




    Registrant's telephone number, including area code: (203) 629-4320






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Item 5.  Other Events

     On December 12, 1997, the Company issued a press release announcing that the Audit Committee of its Board of Directors had instructed the Company's auditors to conduct an inquiry into certain accounting practices, including the capitalization of certain expenses, and that the auditors advised the Audit Committee on December 12, 1997, based upon their preliminary inquiry, that certain expenses incurred during 1997 were incorrectly capitalized rather than expensed in the period in which they were incurred. The Company stated that it believed the amounts will be material and that earnings for each of the first three quarters of 1997 will need to be restated. A copy of the December 12, 1997 press release is filed as an exhibit to this Form 8-K.

     Also on December 12, 1997, the Company's Common Stock was placed under a trading halt by The NASDAQ Stock Market, Inc. ("NASDAQ"). NASDAQ has informed the Company that the trading halt will remain in effect pending the clarification of certain issues regarding the restatement of financials. The Company cannot determine when such issues will be clarified so as to permit trading of the Common Stock.

     On December 15, 1997, the Company issued a press release announcing that preliminary indications are that the accounting problems are not limited to the incorrect capitalization of expenses and that periods prior to 1997 will also need to be restated. The Company also stated that the outside directors of the Company's Board of Directors (the "Outside Directors") had terminated the employment of Richard E. Kerley, Chairman of the Board and Chief Executive Officer, and Nelson A. Barber, Senior Vice President and Treasurer, and that the Board of Directors expected to retain a crisis management firm and a separate forensic accounting firm to review past accounting practices. A copy of the December 15, 1997 press release is filed as an exhibit to this Form 8-K.

     On December 15, 1997, the Board of Directors ratified the management terminations made by the Outside Directors. The Board of Directors also approved the retention of a crisis management firm.

     On December 16, 1997, the Company retained Buccino & Associates, Inc., a crisis management firm. On that same date, counsel to the Outside Directors retained Price Waterhouse LLP to conduct a forensic review of the Company's accounting practices.

     Between December 15 and December 18, 1997, four lawsuits were filed in the United States District Court for the District of Connecticut against the Company, and certain of its officers and/or directors: Bernard Indart, on behalf of himself and all others similarly situated vs. Fine Host Corporation, Richard
E. Kerley, Catherine B. James, Cynthia J. Robbins and Nelson A. Barber; Doreen Stellke Levine, on behalf of herself and all others similarly situated vs. Richard E. Kerley, Nelson A. Barber, Cynthia J. Robbins and Fine Host Corporation; Mark Zinn, on behalf of himself and all others similarly situated
v. Fine Host Corporation, Richard E. Kerley, Nelson A.


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Barber, Catherine B. James, Ronald E. Blaylock, Jack H. Nusbaum and Joshua A.
Polan; and Roland Burke, individually and on behalf of all others similarly situated vs. Fine Host Corporation, Richard Kerley E. and Nelson A. Barber. The Company has not yet been served with the complaints in connection with these lawsuits and other lawsuits may have been filed.

     On December 18, 1997, Neal F. Finnegan resigned as a director of the
Company.

     On December 19, 1997, the Board of Directors held a special meeting and appointed a Special Committee (the "Special Committee") comprised of the Outside Directors. The Special Committee is authorized to conduct an inquiry with respect to all financial, transactional and other matters as it deems necessary or appropriate, to retain professionals and to otherwise exercise all of the powers of the Board of Directors in the management of the business and affairs of the Company, subject to Delaware General Corporation Law. The Special Committee also ratified the retention of Schulte Roth & Zabel LLP as special counsel to the Special Committee.

     As of December 19, 1997, the Company had cash and marketable securities of approximately $100 million.




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Item 7.           Financial Statements and Exhibits

(c)  Exhibits:

           The following Exhibits are filed as part of this report.

           Exhibit 99.1 Press Release of Fine Host Corporation, dated December 12, 1997.

           Exhibit 99.2 Press Release of Fine Host Corporation, dated December 15, 1997.






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                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                               FINE HOST CORPORATION




Dated:  December 19, 1997                      By:  /s/  Randy B. Spector
                                                   ----------------------
                                               Name:    Randy B. Spector
                                               Title:   President
                                                        Chief Operating Officer




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                                  EXHIBIT INDEX


  Exhibit
  -------


   99.1         Press Release of Fine Host Corporation, dated December 12, 1997.

   99.2         Press Release of Fine Host Corporation, dated December 15, 1997.




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